Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601	March 5, 2008	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611
TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703

Re: Cree, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Cree, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 322,152 shares of the Company’s Common Stock, par value of $0.00125 per share (the “Shares”) issuable upon exercise of options granted pursuant to the LED Lighting Fixtures, Inc. 2006 Stock Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Restated Articles of Incorporation of the Company; the Bylaws of the Company, as amended; the resolutions of the Board of Directors of the Company relating to the assumption of the options granted pursuant to the Plan and the authorization and the issuance of the Shares; and such other corporate documents, records, and matters of law as we have deemed necessary for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  We have also received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Shares pursuant to the Plan.

Based upon the foregoing, it is our opinion that the Shares that are being registered pursuant to the Registration Statement have been duly authorized, and when so issued and duly delivered against payment therefor in accordance with the terms of the Plan and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock in the name of The Depository Trust Company or its nominee, such shares will be validly issued, fully paid, and non-assessable.

This opinion is limited to the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction.  The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.